Exhibit 10.32
FORM OF OUTSIDE DIRECTORSHIP AGREEMENT

This Agreement, dated[ ] is by and between Staples, Inc., a Delaware corporation, ("Staples" or the “Company”) and [ ] (the "Executive").

WHEREAS, Executive serves as an independent director of [ ] . ("Outside Company");

WHEREAS, Executive represents and warrants that he has not and will not attempt to secure any improper personal benefit in connection with his affiliation with Outside Company, nor will he participate in or influence, directly or indirectly, any matter affecting any actual or potential business relationship or transaction between Staples and Outside Company;

WHEREAS, Outside Company has represented that it will indemnify Executive and/or it has purchased and will maintain insurance to protect Executive against any expense, liability or loss incurred by him in his capacity as a Director of Outside Company, or arising out of his status as such; and·

WHEREAS, the CEO or President of Staples, in reliance on such representations and the promises in this Agreement, has granted approval to Executive to serve in such capacity;

NOW, THEREFORE, in addition to compensation paid to Executive by the Company from time to time, the Company has and will provide Executive with other good and valuable consideration, receipt of which is hereby acknowledged, in exchange for Executive's promises as set forth below:

1.     Staples and Executive agree that for a period of two years following the termination date of Executive's employment with Staples, he will not become employed by or provide consulting services to Outside Company in any capacity, except that he may continue to serve as a Director. The parties agree that the foregoing restriction shall not prevent Executive from providing such services to Outside Company in the event of a "Qualified Termination" as such term is defined in the Severance Benefits Agreement between Staples and Executive;

2.     Executive agrees that failure to comply with Paragraph 1 cannot be reasonably or adequately compensated in damages in an action at law and breach of this provision of this Agreement will cause the Company irreparable damage. Therefore, in addition to the other remedies which may be available to it, in law or in equity, the Company shall be entitled to injunctive relief without bond or other security with respect to any breach of Paragraph 1.

3.     The termination of Executive's employment with Staples shall not affect the enforceability of this Agreement. Nothing in this Agreement shall be deemed to imply any obligation of continued employment of Executive by the Company which employment shall be "at will" unless otherwise specifically agreed in writing.

4. This Agreement shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. It may not be changed orally, but only by a writing signed by the party against whom enforcement of any such change is sought. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

STAPLES	EXECUTIVE
By: _______________________________ Name Title	_____________________________________